Conflict Minerals Report of Curtiss-Wright Corporation
In accordance with Rule 13p-1 under the Securities Exchange Act of 1934

Exhibit 1.01

This is the Conflict Mineral Report of Curtiss-Wright Corporation (the “Corporation”) for calendar year 2018 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (Rule 13p-1). Numerous terms in this report are defined in Rule 13p-1 and Form SD and the readers are invited to refer to those sources. In accordance with the instructions to Form SD, this Conflict Minerals Report has not been audited by an independent private sector auditor.

1.    Introduction

The intent of this Conflict Minerals Report (CMR) is to describe the design and implementation of Curtiss-Wright Corporation’s due diligence process following Rule 13p-1 requirements.

2.    Product Description

Curtiss-Wright Corporation is a global company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and power markets. The products we provide include valves, pumps, motors, generators, instrumentation, shipboard systems, control electronics, mechanical actuation and drive systems, specialized sensors, motors and electronic controller units, embedded computing components and control systems. We also provide technical services to enhance the performance and durability, extend the life, and prevent premature fatigue and failure on customer-supplied metal components. In some cases, 3TG may be necessary to the functionality or production of a product we manufacture or are contracted to manufacture.

3.    Design of Due Diligence Measures

The Company's due diligence measures were designed to be in conformity, in all material respects, with the internationally recognized due diligence framework as set forth in the Organisation for Economic Co-operation and Development's Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas; Second Edition, including the related supplements for gold and for tin, tantalum and tungsten (OECD Guidance).

4.    Due Diligence Measures Implemented

Due Diligence measures undertaken by Curtiss-Wright Corporation included the following:

1)	Management Systems

a.
The Corporation established a charter and identified a cross functional management team consisting of representatives from Legal, Finance and Supply Chain management to oversee the conflict mineral program.

b.	The Corporation developed a risk mitigation and corrective action plan to support “Due Diligence efforts”.

c.	The Corporation has adopted the following policy, which is available on our website: http://www.curtisswright.com/investors/corporate-governance/Conflict-Minerals-Policy-Statement/default.aspx.

d.	The Corporation’s policy provides a grievance mechanism for its suppliers to report concerns or seek guidance.

e.	The Corporation distributed communications by way of contract provisions, training, and educational materials to its supply chain informing suppliers of their obligation for reporting and disclosure.

f.	The Corporation utilizes industry working groups to assist with interpretation and execution to the regulation and OECD Due Diligence Framework.

2)	Identify and assess risks in the supply chain

a.
Based upon the size and complexity of our supply base, the various markets we participate in, and the number of products we provide, the Corporation took a supplier-centric approach for inquiry based upon the nature of the material and likelihood of 3TG content.

b.
The Corporation relies on our suppliers, whose components may contain 3TG, to provide us with information about the source of conflict minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.

c.	The Corporation leveraged the CMRT surveys to conduct our inquiry and gather information for our due diligence efforts.

d.	The Corporation and its Vendor performed a review of supplier responses identified through "Red Flag" checks.

3)	Design and implement a strategy to respond to identified risks

a.	The Corporation designed a risk mitigation and corrective action plan through which the due diligence activities are implemented, managed and monitored.

b.	Non-responsive suppliers or inadequate responses are addressed through a predetermined schedule of email and telephonic follow-up communications.

c.	The Corporation and its Vendor evaluated responses and assessed smelter information provided against the Conflict Free Sourcing Initiative (CFSI) conflict-free smelters lists.

d.	We addressed supplier responses with follow-up communications where deemed appropriate.

4)	Carry out independent third-party audit of smelter/refinery due diligence practices

a.
The Corporation does not typically have a direct relationship with 3TG smelters and refiners and does not perform or direct audits of these entities within our supply chain. We rely upon audits of smelters and refiners conducted by CFSI. The CFSI developed the CFSP which uses an independent third-party auditor to identify smelters and refiners that have systems in place to assure sourcing of only conflict-free materials.

5)	Report annually on supply chain due diligence

a.
In compliance with U.S. Securities and Exchange Commission (SEC) rules, as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Corporation files a Form SD and this Conflict Minerals Report with the SEC by May 31st of each year, covering the period of the prior calendar year.

b.	The Corporation's Form SD can be found at http://www.curtisswright.com/investors/sec-filings/.

5.    Continuous Improvement Efforts to Mitigate Risk

Curtiss-Wright Corporation will endeavor to continuously improve upon its supply chain due diligence efforts with the goal of increasing the quality and response rate of its surveys. The Company will continue to engage its suppliers, support internal education and training, and seek to integrate expectations regarding its Conflict Minerals Program into new supplier contracts and those coming up for renewal.

*****
Cautionary Note Concerning Forward-Looking Statements

This report contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. These forward-looking statements are intended to provide management’s current expectations or plans for our future business practices and performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “intends,” “strategy,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and other words of similar meaning in connection with a discussion of future performance. Forward-looking statements may include, among other things, statements relating to future supply management practices, policies and plans for procurement of materials, risk management practices, supply chain infrastructure and efforts to improve supply chain transparency. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation, the ability of the Company, its suppliers, industry groups and supplier organizations to obtain reliable information as to the source of purchased production materials; the timing for the development of infrastructure allowing such information to be compiled and shared with others in a cost effective and efficient manner; the impact of changes in laws and regulations, and the interpretation thereof, and in political conditions; and other factors beyond our control. The forward-looking statements speak only as of the date of this report and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.